PART I

ITEM 1. BUSINESS

The following discussion reflects the retrospective presentation to transfer certain products between reportable segments, the most significant of which was to move individual wireless accounts with employer discounts to Consumer Mobility from Business Solutions.

GENERAL

AT&T Inc. ("AT&T," "we" or the "Company") is a holding company incorporated under the laws of the State of Delaware in 1983 and has its principal executive offices at 208 S. Akard St., Dallas, Texas, 75202 (telephone number 210-821-4105). We maintain an internet website at www.att.com. (This website address is for information only and is not intended to be an active link or to incorporate any website information into this document.) We make available, free of charge, on our website our annual report on Form 10-K, our quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the Securities and Exchange Commission (SEC). We also make available on that website, and in print, if any stockholder or other person so requests, our "Code of Ethics" applicable to all employees and Directors, our "Corporate Governance Guidelines," and the charters for all committees of our Board of Directors, including Audit, Human Resources and Corporate Governance and Nominating. Any changes to our Code of Ethics or waiver of our Code of Ethics for senior financial officers, executive officers or Directors will be posted on that website.

History
AT&T, formerly known as SBC Communications Inc. (SBC), was formed as one of several regional holding companies created to hold AT&T Corp.'s (ATTC) local telephone companies. On January 1, 1984, we were spun-off from ATTC pursuant to an anti-trust consent decree, becoming an independent publicly-traded telecommunications services provider. At formation, we primarily operated in five southwestern states. Our subsidiaries merged with Pacific Telesis Group in 1997, Southern New England Telecommunications Corporation in 1998 and Ameritech Corporation in 1999, thereby expanding our wireline operations as the incumbent local exchange carrier (ILEC) into a total of 13 states. In November 2005, one of our subsidiaries merged with ATTC, creating one of the world's leading telecommunications providers. In connection with the merger, we changed the name of our company from "SBC Communications Inc." to "AT&T Inc." In December 2006, one of our subsidiaries merged with BellSouth Corporation (BellSouth) making us the ILEC in an additional nine states. With the BellSouth acquisition, we also acquired BellSouth's 40 percent economic interest in AT&T Mobility LLC (AT&T Mobility), formerly Cingular Wireless LLC, resulting in 100 percent ownership of AT&T Mobility. In 2014, we completed the acquisition of wireless provider Leap Wireless International, Inc. (Leap) and sold our ILEC operations in Connecticut, which we had previously acquired in 1998. In 2015, we completed acquisitions of wireless properties in Mexico and DIRECTV, a leading provider of digital television entertainment services in both the United States and Latin America. Our services and products are marketed under the AT&T, Cricket, DIRECTV, SKY, and Unefon brand names.

Scope
We are a leading provider of communications and digital entertainment services in the United States and the world. We offer our services and products to consumers in the U.S., Mexico and Latin America and to businesses and other providers of telecommunications services worldwide. We also own and operate three regional TV sports networks, and retain non-controlling interests in another regional sports network, a joint venture that aims to create media and digital brands and a network dedicated to game-related programming as well as internet interactive game playing.

The services and products that we offer vary by market, and include: wireless and wireline communications services, including data/broadband and voice; digital video services, telecommunications equipment; managed networking; and wholesale services. Our operating segments are organized as follows:
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Consumer Mobility business units provide nationwide wireless service to consumers, and wholesale and resale subscribers located in the United States and in U.S. territories. We utilize our network to provide voice and data services, including high-speed internet services over wireless devices.

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Business Solutions business units provide services to business customers, including multinational companies, governmental and wholesale customers. We provide advanced IP-based services including Virtual Private Networks (VPN); Ethernet-related products; FlexWare, a service that relies on Software Defined Networking (SDN) and Network Functions Virtualization (NFV) to provide application-based routing, and broadband, collectively referred to as strategic services, as well as traditional data and voice products. We utilize our wireless and wired networks to provide a complete communications solution to our business customers.

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Entertainment Group business units provide video, internet, voice communication, and interactive and targeted advertising services to customers located in the United States or in U.S. territories. We utilize our IP-based and copper network and our satellite technology.

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International business units provide entertainment services in Latin America and wireless services in Mexico. Video entertainment services are provided to primarily residential customers using satellite technology. We utilize our regional and national networks in Mexico to provide consumer and business customers with wireless data and voice communication services.

Our Corporate and Other unit includes (1) operations that are not considered reportable segments and that are no longer integral to our operations or which we no longer actively market, and (2) impacts of corporate-wide decisions for which the individual operating segments are not being evaluated, including interest costs and expected return on plan assets for our pension and postretirement benefit plans.

With continuing advances in technology and in response to changing demands from our customers, in recent years we have focused on providing enhanced broadband, video and voice services. In 2015, we purchased DIRECTV to expand our involvement in the digital entertainment space by using the nationwide reach of DIRECTV and its superior content-owner relationships to improve our video offerings. We also purchased wireless operations in Mexico, moving quickly to build a world-class mobile business in a country with a strong economic outlook, a growing middle class, and cultural and geographic ties to the United States. These acquisitions and our continued investment in a premier network experience make our customers' lives more convenient and productive and foster competition and further innovation in the communications and entertainment industry. In late 2016, we took another step in our strategy of providing an unmatched communication and entertainment experience for our customers when we agreed to purchase Time Warner Inc. (Time Warner), a global leader in creating premium media and entertainment content. In 2018, we plan to focus on the areas discussed below.

Wireless
We provide wireless data and voice services. We are experiencing rapid growth in video and data usage as consumers are demanding seamless access across their wired and wireless devices, and as more and more machines are being connected to the internet.

As of December 31, 2017, we served 156 million wireless subscribers in North America, with nearly 141 million in the United States. Our LTE technology covers over 400 million people in North America, and, in the United States, we cover all major metropolitan areas and over 320 million people with our LTE technology. We also provide 4G coverage using another technology (HSPA+), and, when combined with our upgraded backhaul network, we are able to enhance our network capabilities and provide superior mobile broadband speeds for data and video services. Our wireless network also relies on other GSM digital transmission technologies for 3G data communications.

We are currently planning for deployment of the latest wireless technology (5G) and are conducting 5G trials in multiple cities. We expect to be the first U.S. company to introduce mobile 5G service in 12 markets by late 2018. Additional, we are one of the top North American wireless carrier contributors into 3rd Generation Partnership Project's (3GPP) work on 5G standards since early 2016. The increased speeds and network operating efficiency expected with 5G technology should enable massive deployment of devices connected to the internet as well as faster delivery of video and data services. We expect that 5G will be about the entire connected experience, not just fast speeds.

As the wireless industry has matured, future wireless growth will increasingly depend on our ability to offer innovative video and data services on a wireless network that has sufficient spectrum and capacity to support these innovations. We continue to invest significant capital in expanding our network capacity, as well as obtaining additional spectrum that meets our long-term needs. We have participated in recent FCC spectrum auctions and have been redeploying spectrum previously used for more basic services to support more advanced mobile internet services. We also have been awarded the contract to provide   national coverage for emergency personnel (first responders) by the First Responder Network Authority, which will give us access to a nationwide low band 20 MHz of spectrum (see Other Business Matters). We will continue to invest in our wireless network as we look to provide future service offerings and participate in technologies such as 5G and millimeter-wave bands.

Business Solutions
We expect to continue to strengthen the reach and sophistication of our network facilities and our ability to offer a variety of communications services, both fixed and mobile, to businesses customers, including multinational companies; and governmental and wholesale customers.

Internet Protocol (IP) Technology
IP is generally used to describe the transmission of data, which can include voice (called voice over IP or VoIP), using a software-based technology rather than a traditional wire and physical switch-based telephone network. This technology can provide voice and data services at a lower cost because this technology uses bandwidth more efficiently than a legacy copper wire network. Using this technology also presents growth opportunities, especially in providing data and video services to both fixed locations and mobile devices. To take advantage of both these growth and cost-savings opportunities, we are rapidly converting our network to a software-based network and managing the migration of wireline customers in our current 21-state ILEC service area to services using IP, and expect to continue this transition through at least 2020.

Software based technologies, like IP, align with AT&T's global leadership in software defined network (SDN) and network virtualization (NFV). This network approach, of which AT&T is a global leader in its commitment to virtualize 75% of our network by 2020, delivers a demonstrable cost advantage in the deployment of next-generation technology over the traditional, hardware-intensive network approach.
AT&T's virtualized network will be able to support next-generation applications like 5G and IP-based services quickly and efficiently. In fact, we're building many of these next-generation and SDN applications using open source software. We're also contributing code back to the open source community so other innovators can take advantage of what we've learned in this transformation. We're leading the charge to the next generation of the network.

Integration of Data/Broadband and Entertainment Services
As the communications industry continues to move toward internet-based technologies that are capable of blending wireline, satellite and wireless services, we are offering services that take advantage of these more sophisticated technologies. In particular, we continue to focus on expanding our high-speed internet and video offerings and on developing IP-based services that allow customers to integrate their home or business fixed services with their mobile service. During 2018, we will continue to develop and provide unique integrated video, mobile and broadband solutions. In 2017, we expanded our offering of DIRECTV NOW, an over-the-top video service; data usage from DIRECTV NOW will not count toward data limits for customers who bundle this product with our wireless service. We believe bundling this offering facilitates our customers' desire to view video anywhere on demand and encourages customer retention.

International
We believe that the wireless model in the U.S., with exploding demand for mobile internet service and the associated economic benefits, will be repeated around the world as companies invest in high-speed mobile networks. Due in part to changes in the legal and regulatory framework in Mexico in 2015, we acquired Mexican wireless operations to establish a unique, seamless, cross-border North American wireless network covering over 400 million people and businesses in the United States and Mexico. During 2018, we will continue to build a world-class mobile business and network in Mexico and expect to cover 100 million people and businesses.

BUSINESS OPERATIONS

OPERATING SEGMENTS
Our segments are strategic business units that offer different products and services over various technology platforms and/or in different geographies that are managed accordingly. We analyze our operating segments based on Segment Contribution, which consists of operating income, excluding acquisition-related costs and other significant items, and equity in net income (loss) of affiliates for investments managed within each operating segment. We have four reportable segments: (1) Consumer Mobility (2) Business Solutions, (3) Entertainment Group, and (4) International.

Additional information about our segments, including financial information, is included under the heading "Segment Results" on pages 5 through 14 and in Note 4 of the Annual Report and is incorporated herein by reference pursuant to General Instruction G(2).

CONSUMER MOBILITY
Our Consumer Mobility segment consists of AT&T Mobility operations that provide nationwide wireless services to consumers and wholesale and resale wireless subscribers located in the United States or U.S. territories by utilizing our network to provide voice and data services, including high-speed internet and home-monitoring services over wireless devices. Wireless services include data and voice, including long-distance and roaming services. Roaming services enable our subscribers to utilize other carriers' networks when they are "roaming" outside our network footprint. The Consumer Mobility segment provided approximately 39% of 2017 total segment operating revenues and 56% of our 2017 total Segment Contribution. We classify our subscribers as either postpaid, prepaid or reseller. At December 31, 2017, we served nearly 90 million Consumer Mobility subscribers, including 66 million postpaid, 15 million prepaid and 9 million reseller. We divide our revenue into the following categories: services and equipment.

Wireless Services – We offer a comprehensive range of high-quality nationwide wireless voice and data communications services in a variety of postpaid and prepaid pricing plans. Wireless data services continue to be a growing area of Consumer Mobility's business. When subscribers upgrade their devices, they are choosing to upgrade their handsets to more advanced integrated devices, contributing to growth from wireless data services. We offer Mobile Share plans and an integrated offer combining our unlimited wireless data with our video services. These plans allow sharing of voice, text and data across multiple devices. We also offer equipment installment programs, such as AT&T Next, a program allowing subscribers to more frequently upgrade handsets using an installment payment plan; and Rollover Data on Mobile Share plans, which allows unused shareable plan data to be rolled over and used within the next month. We launched in 2016 a program for wireless subscribers that also purchase our video service to view such programming without it counting against their wireless data allowances. Combined with bundling wireless and video service, these offerings are intended to encourage existing subscribers to upgrade their current services and/or add connected devices, attract subscribers from other providers, and minimize subscriber churn. Participation in these plans continues to increase. Customers in our "connected device" category (e.g., users of session-based tablets) purchase those devices from third-party suppliers that buy data access supported by our network. We continue to upgrade our network and coordinate with equipment manufacturers and applications developers in order to further capitalize on the continued growth in the demand for wireless data services.

During the first quarter of 2016, we discontinued offering subsidized smartphones to most of our customers. Under our no-subsidy model, subscribers must purchase a device under an equipment installment program or choose to bring their own device, with no annual service contract. Market maturity, competition and the migration of subscribers to employer plans offered by our Business Solutions segment have slowed the growth in subscribers.

We also offer nationwide wireless voice and data communications to certain customers who prefer to pay in advance. These services are offered under the Cricket and AT&T PREPAIDSM brands and are typically monthly prepaid services.

Other Services – Other services includes consulting, advertising, application and co-location, as well as fees we charge to other carriers for providing roaming services to their customers utilizing our network.

Equipment – We sell a wide variety of handsets, wirelessly enabled computers (e.g., tablets and notebooks) and personal computer wireless data cards manufactured by various suppliers for use with our voice and data services. We sell through our own company-owned stores, agents and third-party retail stores. Like other wireless service providers, we have historically provided postpaid contract subscribers substantial equipment subsidies to initiate, renew or upgrade service. We have now largely eliminated these subsidies and provide our customers with more service options, the ability to purchase handsets on an installment basis and the opportunity to bring their own device. With the elimination of handset subsidies, our subscribers have been retaining their handsets for longer periods, which could impact future upgrade activity. We also sell accessories, such as carrying cases, hands-free devices and other items.

Additional information on our Consumer Mobility segment is contained in the Annual Report in the "Overview" section beginning on page 6 and is incorporated herein by reference pursuant to General Instruction G(2).

BUSINESS SOLUTIONS
Our Business Solutions segment provides services to business customers, including multinational companies; and governmental and wholesale customers. We provide advanced IP-based services including Virtual Private Networks (VPN); Ethernet-related products; FlexWare, a service that relies on Software Defined Networking (SDN) and Network Functions Virtualization (NFV) to provide application-based routing, and broadband, collectively referred to as strategic services, as well as traditional data and voice products. We utilize our wireless and wired networks (referred to as "wired" or "wireline") to provide a complete integrated communications solution to our business customers. The Business Solutions segment provided approximately 24% of 2017 segment operating revenues and 27% of our 2017 total Segment Contribution. We divide Business Solutions revenue into the following categories: wireless service, strategic services, legacy voice and data services, other services and wireless equipment.

Wireless Service – We offer a comprehensive range of high-quality nationwide wireless voice and data communications services in a variety of pricing plans to approximately 52 million Business Solutions wireless subscribers. Our offerings are tailored to meet the communications needs of targeted customer categories. We classify our subscribers as either postpaid, prepaid, connected device or reseller.

Wireless data services continue to be a growing area for this segment, representing an increasing share of overall subscriber revenue. We are experiencing solid growth in this area as an increasing number of our subscribers have upgraded their handsets to more advanced integrated devices, are using data-centric devices such as tablets and connected cars and are utilizing the network to connect and control physical devices using embedded computing systems and/or software, commonly called the Internet of Things (IoT). We offer Mobile Share plans, including plans featuring unlimited wireless data, which allow sharing of voice, text and data across multiple devices. We also offer equipment installment programs, such as AT&T NextSM (AT&T Next), a program allowing subscribers to more frequently upgrade handsets using an installment payment plan; and Rollover Data on Mobile Share plans, which allows unused shareable plan data to be rolled over and used within the next month. Such offerings are intended to encourage existing subscribers to upgrade their current services and/or add connected devices, attract subscribers from other providers and minimize subscriber churn. Participation in these plans continues to increase. Customers in our "connected device" category (e.g., users of session-based tablets, monitoring devices and automobile systems) generally purchase those devices from third-party suppliers that buy data access supported by our network. We continue to upgrade our network and coordinate with equipment manufacturers and application developers to further capitalize on the continued growing demand for wireless data services.

During the first quarter of 2016, we discontinued offering subsidized smartphones to most of our customers. Under our no-subsidy model, subscribers must purchase a device under an equipment installment program or choose to bring their own device, with no annual service contract. Our wireless services include data and voice services, including long-distance service and roaming services. Roaming services enable our subscribers to utilize other carriers' networks when they are "roaming" outside our network footprint.

Strategic Services – Strategic services (previously known as strategic business services) are our most advanced business solutions. Our offerings use high-capacity digital circuits, and allow customers to create internal data networks and access external data networks. Switched transport services transmit data using switching equipment to transfer the data between multiple lines before reaching its destination. Dedicated transport services use a single direct path to transmit data between destinations. Due to advances in technology, our most advanced business solutions are subject to change periodically. We review and evaluate our strategic service offerings annually, which may result in an updated definition and the recast of our historical financial information to conform to the current period presentation. Any modifications will be reflected in the first quarter.

We provide businesses voice applications over IP-based networks (i.e., Virtual Private Networks or "VPN"). Over the past several years, we have built out our IP/MPLS (Internet Protocol/MultiProtocol Label Switching) network, to supplement our IP-based product set, and eventually replace our older circuit-based networks and services. These products allow us to provide highly complex global data networks. Additional IP-based services include internet access and network integration, network security, dedicated internet and enterprise networking services. To align with these trends, we continue to reconfigure our wireline network to take advantage of the latest technologies and services. To that end, we have developed AT&T FlexWare, a service that relies on our SDN and NFV to enhance business customers' digital agility in a rapidly evolving environment. The service allows for businesses to deploy, configure and change FlexWare applications quickly and often without hardware changes, allowing for virtualized functions across different sites and geographies through a single appliance, increasing deployment speed and flexibility.

Packet services consist of data networks using packet switching and transmission technologies, including traditional circuit-based and IP connectivity services. Packet services enable customers to transmit large volumes of data more economically and securely and are used for wide area network (WAN) and local area network (LAN) interconnection and inter-office communications. High-speed packet services are used extensively by enterprise (large business) customers.

Enterprise networking services provide comprehensive support from network design, implementation and installation to ongoing network operations and management for networks of varying scales, including LANs and virtual private networks. These services include applications such as e-mail, order entry systems, employee directories, human resource transactions and other database applications. We also offer Wi-Fi service.

Legacy Voice and Data Services – Voice services include traditional local and long-distance service provided to business and governmental customers, either directly or through wholesale arrangements with other service providers. Our circuit-based, traditional data products include switched and dedicated transport services that allow customers to transmit data at high speeds, as well as access to the internet using a DSL connection.

Revenues from our traditional voice services continue to decline as customers switch to wireless or VoIP services provided by us, cable companies or other internet-based providers. In addition, the continuing slow business starts during 2017 have led some wireline customers to terminate their business phone service. We have responded by offering packages of combined voice and data services, including broadband and video, and intend to continue this strategy during 2018.

Other Services – Other service revenues include project-based revenue, which is nonrecurring in nature, as well as revenues from other managed services, outsourcing, professional service and equipment.

We provide intrastate, interstate and international wholesale networking capacity to other service providers. We offer a combination of high-volume transmission capacity and conventional dedicated line services on a regional, national and international basis to our wholesale customers, which are primarily wireless carriers, interexchange carriers, internet service providers (ISPs), and facility-based and switchless resellers.

Wireless Equipment – We sell a wide variety of handsets, wirelessly enabled computers (e.g., tablets and notebooks) and personal computer wireless data cards manufactured by various suppliers for use with our voice and data services. We also sell accessories, such as carrying cases, hands-free devices and other items. We sell through our own company-owned stores, agents and third-party retail stores. Like other wireless service providers, we have historically provided postpaid contract subscribers substantial equipment subsidies to initiate, renew or upgrade service. We have now largely eliminated these subsidies and provide our customers with more service options, the ability to purchase handsets on an installment basis and the opportunity to bring their own device. With the elimination of handset subsidies, our subscribers have been bringing their own devices or retaining their handsets for longer periods, which could impact future upgrade activity.

Additional information on our Business Solutions segment is contained in the Annual Report in the "Overview" section beginning on page 7 and is incorporated herein by reference pursuant to General Instruction G(2).

ENTERTAINMENT GROUP
Our Entertainment Group segment provides video, internet, voice communication, and interactive and targeted advertising services to customers in the United States and U.S. territories by utilizing our IP-based and copper wired network and/or our satellite technology. In July 2015, we acquired DIRECTV, a leading provider of digital television entertainment engaged in acquiring, promoting, selling and distributing digital entertainment programming primarily via satellite to subscribers. The Entertainment Group segment provided approximately 32% of 2017 segment operating revenues and 18% of our 2017 total Segment Contribution. We divide this segment's revenue into the following categories: video entertainment, high-speed internet, legacy voice and data services, and equipment and other.

Video Entertainment – We offer video entertainment services using satellite and IP-based technologies (referred to as "linear") as well as a streaming option that does not require either satellite or wired IP services (referred to as "over-the-top"). Our offerings are structured to provide customers with the best video experience both inside and outside of the home by offering subscribers attractive programming, technology and customer service. Due to the rising cost of programming as well as higher costs to acquire new subscribers in an increasingly competitive industry, it is even more important to distinguish and elevate our video entertainment experience for our new and existing customers.

We provide approximately 25 million subscribers with access to hundreds of channels of digital-quality video entertainment and audio programming. For our satellite subscribers, we provide video-on-demand (VOD) by "pushing" top-rated movies onto customers' digital video recorders (DVRs) for instant viewing, as well as via broadband to our subscribers who have connected their set-top receiver to their broadband service. In addition, our video entertainment subscribers have the ability to use the internet and/or our mobile applications for smartphones and tablets to view authorized content, search program listings and schedule DVR recordings.

We believe it is critical that we continue to extend our brand leadership as a premium pay-TV provider in the marketplace by providing the best video experience both at home and on mobile devices. We believe that our flexible platform that uses a combination of satellite, IP-based and cloud infrastructure with a broadband and wireless connection is the most efficient way to transport content to subscribers when and where they want it. Through this integrated approach, we're able to optimize the use of storage in the home as well as in the cloud, while also providing a seamless service for consumers across screens and locations.

High-Speed Internet – We offer broadband and internet services to 13.5 million residential subscribers. Our IP-based technology provides more advanced high-speed internet services.

Legacy Voice and Data Services – Voice services include traditional local and long-distance service provided to residential customers. Our circuit-based, traditional data products include DSL internet access.

Revenues from our traditional voice services continue to decline as customers switch to wireless or VoIP services provided by either us, cable or other internet-based providers. We have responded by offering packages of combined voice and data services, including broadband, video and wireless, and intend to continue this strategy during 2018.

Equipment and Other – Other revenues include revenue from voice services provided over IP-based technology (VoIP) as well as revenues associated with technical support and other customer service functions and equipment.

Additional information on our Entertainment Group segment is contained in the Annual Report in the "Overview" section beginning on page 10 and is incorporated herein by reference pursuant to General Instruction G(2).

INTERNATIONAL
Our International segment provides entertainment services in Latin America and wireless services in Mexico. Video entertainment services are provided to primarily residential customers using satellite technology. We utilize our regional and national wireless networks in Mexico to provide consumer and business customers with wireless data and voice communication services. The International segment provided approximately 5% of 2017 segment operating revenues. We divide our revenue into the following categories: video entertainment, wireless service and wireless equipment.

Video Entertainment – We are a leading provider of digital television services throughout Latin America, providing a wide selection of local and international digital-quality video entertainment and audio programming under the DIRECTV and SKY brands. We believe we provide one of the most extensive collections of programming available in the Latin America pay-TV market, including HD sports video content and the most innovative interactive technology across the region. In addition, we have the unique ability to sell superior offerings of our differentiated products and services on a continent-wide basis with an operational cost structure that we believe to be lower than that of our competition.

We have approximately 14 million video subscribers in Latin America. Our operations are comprised of: PanAmericana, which provides services in Argentina, Chile, Colombia, Ecuador, Peru, Venezuela and certain other countries in the region; and SKY Brasil Servicos Ltda., or SKY Brasil, which is a 93% owned subsidiary. Our Latin American operations also include our 41% equity method investment in Innova, S. de R.L. de C.V., or SKY Mexico, which we include in our International segment. As of December 31, 2017, PanAmericana had approximately 8 million subscribers and SKY Brasil had approximately 5 million subscribers.

Wireless – We offer postpaid and prepaid wireless services in Mexico to approximately 15 million subscribers under the AT&T and Unefon brands. Postpaid services allow for (1) no annual service contract for subscribers who bring their own device or purchase a device on installment (the device must be paid in full if the customer chooses to drop their service from AT&T); and (2) service contracts for periods up to 24 months for subscribers who purchase their equipment under the traditional device subsidy model. All plans offer no roaming charges in the United States or Canada, unlimited minutes and messages to the extended AT&T community and unlimited social networking. We also offer prepaid services to certain customers who prefer to pay in advance.

Equipment – We sell a wide variety of handsets, including smartphones manufactured by various suppliers for use with our voice and data services. We sell through our own company-owned stores, agents and third-party retail stores.

Additional information on our International segment is contained in the Annual Report in the "Overview" section beginning on page 12 and is incorporated herein by reference pursuant to General Instruction G(2).

MAJOR CLASSES OF SERVICE

The following table sets forth the percentage of total consolidated reported operating revenues by any class of service that accounted for 10% or more of our consolidated total operating revenues in any of the last three fiscal years:

	Percentage of Total Consolidated Operating Revenues
	2017	2016	2015
Consumer Mobility Segment
Wireless service	31%	31%	35%
Equipment	7	7	9
Business Solutions Segment
Wireless service	5%	5%	6%
Legacy voice and data services	8	10	13
Equipment [1]	1	2	2
Entertainment Group Segment
Video entertainment	23	22	14
Legacy voice and data services	2	3	4
International Segment
Video entertainment	3	3	1
1 Includes customer premises equipment of $778 million in 2017, $982 million in 2016 and $929 million in 2015 that is reported as other service and equipment revenues in our Business Solutions segment.

Additional information on our geographical distribution of revenues is contained in the Annual Report in the "Segment Information" section beginning on page 55 and is incorporated herein by reference pursuant to General Instruction G(2).

GOVERNMENT REGULATION

Wireless communications providers must be licensed by the U.S. Federal Communications Commission (FCC) to provide communications services at specified spectrum frequencies within defined geographic areas and must comply with the rules and policies governing the use of the spectrum as adopted by the FCC. The FCC's rules have a direct impact on whether the wireless industry has sufficient spectrum available to support the high-quality, innovative services our customers demand. Wireless licenses are issued for a fixed time period, typically 10 years, and we must seek renewal of these licenses. While the FCC has generally renewed licenses given to operating companies such as us, the FCC has authority to both revoke a license for cause and to deny a license renewal if a renewal is not in the public interest. Additionally, while wireless communications providers' prices and service offerings are generally not subject to regulation, the federal government and various states are considering new regulations and legislation relating to various aspects of wireless services.

The Communications Act of 1934 and other related acts give the FCC broad authority to regulate the U.S. operations of our satellite services, which are licensed by the FCC. In addition, states representing a majority of our local service access lines have adopted legislation that enables us to provide IP-based video service through a single statewide or state-approved franchise (as opposed to the need to acquire hundreds or even thousands of municipal-approved franchises) to offer a competitive video product. We also are supporting efforts to update and improve regulatory treatment for retail services. Regulatory reform and passage of legislation is uncertain and depends on many factors.

In February 2015, the FCC released an order classifying both fixed and mobile consumer broadband internet access services as telecommunications services subject to extensive public utility-style regulation under the Telecom Act. The Order, which represented a departure from longstanding bipartisan precedent significantly expanded the FCC's authority to regulate broadband internet access services, as well as internet interconnection arrangements. AT&T and several other parties appealed the FCC's order. In June 2016, a divided panel of the DC Court of Appeals upheld the FCC's rules by a 2-1 vote, and petitions for rehearing en banc were denied in May 2017. Petitions for a writ of Certiorari at the U.S. Supreme Court remain pending. Meanwhile, on December 14, 2017, the FCC reversed its 2015 decision by reclassifying fixed and mobile consumer broadband services as information services and repealing most of the rules that were adopted in 2015. In lieu of broad conduct prohibitions, the order requires internet service providers to disclose information about their network practices and terms of service, including whether they block or throttle Internet traffic or offer paid prioritization. The order will take effect after the Office of Management and Budget approves the new disclosure requirements.

On April 20, 2017, the FCC adopted an order bringing to an end a decade-long proceeding regarding pricing of high capacity data services by incumbent local telephone companies, like AT&T. The order declines to require advanced approval of rates for packet-based services like Ethernet, opting instead to continue the existing regime under which such rates are presumed lawful but may be challenged in a complaint. In addition, the order extends this "light touch" approach to high-speed TDM transport services and to most of our TDM channel termination services, based on the application of a competitive market test for such services. For those services that do not qualify for light touch regulation, the order continues to subject the services to price cap regulation but allows companies to offer volume and term discounts, as well as contract tariffs. Several parties appealed the FCC's decision. These appeals were consolidated in the U.S. Court of Appeals for the Eighth Circuit, where they remain pending.

In November 2017, the FCC updated and streamlined certain rules governing pole attachments, copper retirement, and service discontinuances. These changes should facilitate our ability to replace legacy facilities and services with advanced broadband infrastructure and services.

Our ILEC subsidiaries are subject to regulation by state governments, which have the power to regulate intrastate rates and services, including local, long-distance and network access services, provided such state regulation is consistent with federal law. Some states have eliminated or reduced regulations on our retail offerings. These subsidiaries are also subject to the jurisdiction of the FCC with respect to intercarrier compensation, interconnection, and interstate and international rates and services, including interstate access charges. Access charges are a form of intercarrier compensation designed to reimburse our wireline subsidiaries for the use of their networks by other carriers.

Our subsidiaries operating outside the United States are subject to the jurisdiction of national and supranational regulatory authorities in the market where service is provided.

Additional information relating to regulation of our subsidiaries is contained in the Annual Report under the headings "Operating Environment Overview" beginning on page 18 and "Regulatory Developments" beginning on page 20 and is incorporated herein by reference pursuant to General Instruction G(2).

IMPORTANCE, DURATION AND EFFECT OF LICENSES

Certain of our subsidiaries own or have licenses to various patents, copyrights, trademarks and other intellectual property necessary to conduct business. Many of our subsidiaries also hold government-issued licenses or franchises to provide wireline, satellite or wireless services and additional information relating to regulation affecting those rights is contained in the Annual Report under the heading "Operating Environment Overview" beginning on page 18 and is incorporated herein by reference pursuant to General Instruction G(2). We actively pursue patents, trademarks and service marks to protect our intellectual property within the United States and abroad. We maintain a significant global portfolio of patents, trademarks and service mark registrations. We have also entered into agreements that permit other companies, in exchange for fees and rights, and subject to appropriate safeguards and restrictions, to utilize certain of our patents, trademarks and service marks. We periodically receive offers from third parties to obtain licenses for patents and other intellectual rights in exchange for royalties or other payments. We also receive notices asserting that our products or services infringe on their patents and other intellectual property rights. These claims, whether against us directly or against third-party suppliers of products or services that we, in turn, sell to our customers, such as wireless handsets, could require us to pay damages, royalties, stop offering the relevant products or services and/or cease other activities. While the outcome of any litigation is uncertain, we do not believe that the resolution of any of these infringement claims or the expiration or non-renewal of any of our intellectual property rights would have a material adverse effect on our results of operations.

MAJOR CUSTOMER

No customer accounted for 10% or more of our consolidated revenues in 2017, 2016 or 2015.

COMPETITION

Information relating to competition in each of our operating segments is contained in the Annual Report under the heading "Competition" beginning on page 21, and is incorporated herein by reference pursuant to General Instruction G(2).

RESEARCH AND DEVELOPMENT

AT&T scientists and engineers conduct research in a variety of areas, including IP networking, advanced network design and architecture, network and cyber security, network operations support systems, satellite technology, video platform development and data analytics. The majority of the development activities are performed to create new services and to invent tools and systems to manage secure and reliable networks for us and our customers. Research and development expenses were $1,503 million in 2017, $1,649 million in 2016, and $1,693 million in 2015.

EMPLOYEES

As of January 31, 2018, we employed approximately 252,000 persons. Approximately 46 percent of our employees are represented by the Communications Workers of America (CWA), the International Brotherhood of Electrical Workers (IBEW) or other unions. Contracts covering approximately 23,000 employees will expire during 2018, including approximately 10,000 traditional wireline employees in our five-state Midwest region and approximately 10,000 mobility employees in our nine-state Southeast region. In February 2018, a tentative agreement covering the mobility employees in the Southeast region was reached, which is subject to ratification. After expiration of the current agreements, work stoppages or labor disruptions may occur in the absence of new contracts or other agreements being reached.

At December 31, 2017, we had approximately 524,000 retirees and dependents that were eligible to receive retiree benefits.

ITEM 1A. RISK FACTORS

Information required by this Item is included in the Annual Report under the heading "Risk Factors" on pages 38 through 41 which is incorporated herein by reference pursuant to General Instruction G(2).

CAUTIONARY LANGUAGE CONCERNING FORWARD-LOOKING STATEMENTS
Information set forth in this report contains forward-looking statements that are subject to risks and uncertainties, and actual results could differ materially. Many of these factors are discussed in more detail in the "Risk Factors" section. We claim the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995.

The following factors could cause our future results to differ materially from those expressed in the forward-looking statements:
●
Adverse economic and/or capital access changes in the markets served by us or in countries in which we have significant investments, including the impact on customer demand and our ability and our suppliers' ability to access financial markets at favorable rates and terms.

●	Changes in available technology and the effects of such changes, including product substitutions and deployment costs.
●
Increases in our benefit plans' costs, including increases due to adverse changes in the United States and foreign securities markets, resulting in worse-than-assumed investment returns and discount rates; adverse changes in mortality assumptions; adverse medical cost trends; and unfavorable or delayed implementation or repeal of healthcare legislation, regulations or related court decisions.

●
The final outcome of FCC and other federal, state or foreign government agency proceedings (including judicial review, if any, of such proceedings) involving issues that are important to our business, including, without limitation, special access and business data services; intercarrier compensation; interconnection obligations; pending Notices of Apparent Liability; the transition from legacy technologies to IP-based infrastructure, including the withdrawal of legacy TDM-based services; universal service; broadband deployment; wireless equipment siting regulations; E911 services; competition policy; privacy; net neutrality; unbundled network elements and other wholesale obligations; multi-channel video programming distributor services and equipment; availability of new spectrum, on fair and balanced terms; and wireless and satellite license awards and renewals.

●
The final outcome of state and federal legislative efforts involving issues that are important to our business, including privacy, net neutrality, deregulation of IP-based services, relief from Carrier of Last Resort obligations and elimination of state commission review of the withdrawal of services.

●
Enactment of additional state, local, federal and/or foreign regulatory and tax laws and regulations, or changes to existing standards and actions by tax agencies and judicial authorities including the resolution of disputes with any taxing jurisdictions, pertaining to our subsidiaries and foreign investments, including laws and regulations that reduce our incentive to invest in our networks, resulting in lower revenue growth and/or higher operating costs.

●
Our ability to absorb revenue losses caused by increasing competition, including offerings that use alternative technologies or delivery methods (e.g., cable, wireless, VoIP and over-the-top video service), subscriber reluctance to purchase new wireless handsets, and our ability to maintain capital expenditures.

●	The extent of competition including from governmental networks and other providers and the resulting pressure on customer totals and segment operating margins.
●	Our ability to develop attractive and profitable product/service offerings to offset increasing competition.
●
The ability of our competitors to offer product/service offerings at lower prices due to lower cost structures and regulatory and legislative actions adverse to us, including state regulatory proceedings relating to unbundled network elements and non-regulation of comparable alternative technologies (e.g., VoIP).

●
The continued development and delivery of attractive and profitable video and broadband offerings; the extent to which regulatory and build-out requirements apply to our offerings; our ability to match speeds offered by our competitors and the availability, cost and/or reliability of the various technologies and/or content required to provide such offerings.

●	Our continued ability to maintain margins, attract and offer a diverse portfolio of video, wireless service and devices and device financing plans.
●
The availability and cost of additional wireless spectrum and regulations and conditions relating to spectrum use, licensing, obtaining additional spectrum, technical standards and deployment and usage, including network management rules.

●	Our ability to manage growth in wireless video and data services, including network quality and acquisition of adequate spectrum at reasonable costs and terms.
●	The outcome of pending, threatened or potential litigation (which includes arbitrations), including, without limitation, patent and product safety claims by or against third parties.
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The impact from major equipment failures on our networks, including satellites operated by DIRECTV; the effect of security breaches related to the network or customer information; our inability to obtain handsets, equipment/software or have handsets, equipment/software serviced in a timely and cost-effective manner from suppliers; and in the case of satellites launched, timely provisioning of services from vendors; or severe weather conditions, natural disasters, pandemics, energy shortages, wars or terrorist attacks.

●	The issuance by the Financial Accounting Standards Board or other accounting oversight bodies of new accounting standards or changes to existing standards.
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Our ability to close our pending acquisition of Time Warner Inc. and successfully reorganize our operations, including the ability to manage various businesses in widely dispersed business locations and with decentralized management.

●	Our ability to adequately fund our wireless operations, including payment for additional spectrum, network upgrades and technological advancements.
●	Our increased exposure to video competition and foreign economies, including foreign exchange fluctuations as well as regulatory and political uncertainty.
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Changes in our corporate strategies, such as changing network-related requirements or acquisitions and dispositions, which may require significant amounts of cash or stock, to respond to competition and regulatory, legislative and technological developments.

●
The uncertainty surrounding further congressional action to address spending reductions, which may result in a significant decrease in government spending and reluctance of businesses and consumers to spend in general.

Readers are cautioned that other factors discussed in this report, although not enumerated here, also could materially affect our future earnings.